UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KENNEDY-WILSON HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, California 90212

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2026

June 4, 2026

These definitive additional materials (this “Supplement”) amend and supplement the definitive proxy statement dated May 5, 2026 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about May 5, 2026 by Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company” or “Kennedy Wilson”), for the special meeting of stockholders of Kennedy Wilson (the “Special Meeting”) to be held on June 10, 2026, at 1:00 p.m. Pacific Time via a live interactive webcast at http://www.virtualshareholdermeeting.com/KW2026SM.

As previously disclosed, on February 16, 2026, Kennedy Wilson entered into an Agreement and Plan of Merger (as it has been or may be amended, supplemented or modified from time to time, the “Merger Agreement”), with Kona Bidco, LLC, a Delaware limited liability company (“Parent”), and Kona Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation (the “Surviving Company”), collectively owned, directly or indirectly, by Parent and the Consortium Parties (as defined in the Definitive Proxy Statement).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Definitive Proxy Statement unless otherwise indicated.

The board of directors of Kennedy Wilson (the “Board”) formed a special committee of the Board comprised solely of directors that the Board determined, based on information previously discussed with, furnished to or otherwise disclosed to and reviewed by the Board, met the criteria of a disinterested director under Delaware law (the “Special Committee”), which, among other things, reviewed, evaluated and negotiated the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in consultation with its independent legal and financial advisors and, where appropriate, with Kennedy Wilson’s management and legal advisors.

The Board, acting upon the recommendation of the Special Committee, has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this Supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

Following the filing of the Definitive Proxy Statement and prior to the filing of this Supplement, the Company has received one additional complaint filed by a purported Kennedy Wilson stockholder against the Company and other defendants related to the Merger: Garfield v. Boehly, et al., No. 26CU028232C (the “Garfield Action”).  The Garfield Action was filed on May 26, 2026 against members of the Board, the Company, Parent, Merger Sub and certain affiliates of the Consortium, in the Superior Court of California and asserts claims under the California Corporations Code, as well as claims under the common law of California for alleged negligent misrepresentation and negligence, related to the disclosure set forth in the Definitive Proxy Statement. The complaint seeks a judgment declaring that the parties to the Merger Agreement have violated California law and an injunction preventing consummation of the proposed transaction without correcting the alleged violations.

Following the filing of the Definitive Proxy Statement and prior to the filing of this Supplement, the Company has also received (i) five additional demand letters from purported stockholders of the Company pursuant to Section 220 of the DGCL, to inspect and copy the Company’s books and records to investigate potential breaches of fiduciary duties by the Board and the officers of the Company in connection with the Transactions and (ii) nine additional demand letters (together with the demand letters disclosed in the Definitive Proxy Statement, the “Demand Letters”) from purported stockholders of the Company generally alleging that the Definitive Proxy Statement contains alleged disclosure deficiencies and demanding that the Company and the Board promptly issue corrective or supplemental disclosures.  If additional similar demand letters are received or if additional complaints are filed, absent new or different allegations that are material, the Company may choose not to announce such additional filings.

While the Company believes that the disclosure set forth in the Definitive Proxy Statement complies fully with applicable law, in order to moot the plaintiffs’ disclosure claims, avoid nuisance, and possible expense and delay, the Company has determined, without admitting any liability or wrongdoing, to voluntarily supplement the Definitive Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Definitive Proxy Statement. To the contrary, the Company specifically denies all allegations in the Demand Letters and the Garfield Complaint that any additional disclosure was or is required and believes that the supplemental disclosures contained herein are immaterial.

These supplemental disclosures will not change the consideration to be paid to Kennedy Wilson’s stockholders in connection with the transactions contemplated by the Merger Agreement or the timing of the Special Meeting.

If you have any questions concerning the Merger, the Merger Agreement, the proposals, the Special Meeting, this Supplement or the Definitive Proxy Statement, or you would like an additional copy of this Supplement or the Definitive Proxy Statement or you need help submitting your proxy for your shares of Kennedy Wilson common stock, please contact the Company’s proxy solicitor in connection with the Special Meeting:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Banks and Brokers Call Collect: (212) 750-5833
Shareholder May Call Toll-Free: (877) 750-8240

The information contained herein speaks only as of June 2, 2026 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This Supplement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Definitive Proxy Statement. All page references in the Supplemental Disclosure below are to pages in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosure. Bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement, and stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. The information contained herein speaks only as of June 2, 2026 unless the information indicates another date applies.

1.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Publicly Traded Company Analysis—Multifamily Business” beginning “Moelis reviewed, among other things, the nominal cap rate of the Multifamily Selected Publicly Traded Companies…” on page 56 is hereby amended as follows:

Moelis reviewed, among other things, the nominal cap rate of the Multifamily Selected Publicly Traded Companies from publicly available data sources as of February 13, 2026. The Multifamily Selected Publicly Traded Companies and their enterprise values and nominal cap rates as of February 13, 2026, used by Moelis in this analysis are summarized in the following table in the Definitive Proxy Statement and the financial data summarized below is also set forth in Exhibit (c)(6) of the transaction statement filed on Schedule 13E-3 (the “Schedule 13E-3”) filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2026:

Multifamily Selected Publicly Traded Companies	Enterprise Value ($bn)	Nominal Cap Rate
U.S. Multifamily
Equity Residential	$32.8	5.0%
Essex Property Trust, Inc.	24.4	5.1%
Independence Realty Trust, Inc.	6.3	5.8%
Centerspace	2.3	5.7%

Europe Multifamily
Grainger plc	$4.0	4.5%
Multifamily Mean		5.2%
Multifamily Median		5.1%

2.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Publicly Traded Company Analysis—Commercial Business” beginning “Moelis reviewed, among other things, the nominal cap rate of the Commercial Selected Publicly Traded Companies…” on page 57 is hereby amended as follows:

Moelis reviewed, among other things, the nominal cap rate of the Commercial Selected Publicly Traded Companies based on publicly available information as of February 13, 2026. The Commercial Selected Publicly Traded Companies and their enterprise values and nominal cap rates as of February 13, 2026 used by Moelis in this analysis are summarized in the following table in the Definitive Proxy Statement and the financial data summarized below is also set forth in Exhibit (c)(6) of the Schedule 13E-3:

Commercial Selected Publicly Traded Companies	Enterprise Value ($bn)	Nominal Cap Rate
U.S. Office
Cousins Properties Incorporated	$7.6	7.7%
Douglas Emmett, Inc.	6.4	7.3%
Highwoods Properties, Inc.	6.2	8.4%
American Assets Trust, Inc.	3.0	7.6%
U.S. Office Mean		7.7%
U.S. Office Median		7.6%

Europe Office
Derwent London plc	$4.9	4.4%
Workspace Group plc	2.2	6.6%
Europe Office Mean		5.5%
Europe Office Median		5.5%

U.S. Industrial
Rexford Industrial Realty, Inc.	$12.1	5.2%
Terreno Realty Corporation	7.8	4.8%
U.S. Industrial Mean		5.0%
U.S. Industrial Median		5.0%

Europe Industrial
Tritax Big Box REIT plc	$10.1	5.2%
Europe Industrial Mean		5.2%
Europe Industrial Median		5.2%

Europe Retail
Shaftesbury Capital plc	$4.9	4.2%
Hammerson plc	4.1	7.1%
Europe Retail Mean		5.6%
Europe Retail Median		5.6%
Commercial Mean		6.2%
Commercial Median		6.6%

3.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Publicly Traded Company Analysis—Investment Management Base Fee Business” beginning “The Investment Management Selected Publicly Traded Companies and their TEV/LTM Adj. EBITDA multiples used by Moelis in this analysis are summarized in the following table…” on page 58 is hereby amended as follows:

The Investment Management Selected Publicly Traded Companies and their TEVs and TEV/LTM Adj. EBITDA multiples used by Moelis in this analysis are summarized in the following table in the Definitive Proxy Statement and the financial data summarized below is also set forth in Exhibit (c)(6) of the Schedule 13E-3:

Investment Management Selected Publicly Traded Companies	TEV ($bn)		TEV/LTM Adj. EBITDA
U.S.-Based Traditional Asset Managers
BlackRock	$185.2		19.1	x
T. Rowe	18.8		6.3	x
Franklin Resources	16.6		9.8	x
AB	12.6		10.6	x
Invesco	16.2		10.4	x(1)
Cohen & Steers	3.5		18.3	x
U.S. Traditional Mean			12.4	x
U.S. Traditional Median			10.5	x
U.S.-Based Alternative Asset Managers
Blackstone	$170.4		20.3	x
KKR	96.1	(2)	16.1	x
Brookfield	87.1		28.0	x
Apollo	88.6		13.3	x
Ares	50.8		27.5	x
Carlyle Group	22.7		13.0	x
TPG	24.5		21.5	x
U.S. Alternative Mean			20.0	x
U.S. Alternative Median			20.3	x
Europe-Based Alternative Asset Managers
EQT	$39.8		22.7	x
ICG	7.4		7.3	x
Man Group	4.3		15.4	x
Patrizia	1.1		15.1	x
Europe ~~Retail~~ Alternative Mean			15.1	x
Europe ~~Retail~~ Alternative Median			15.3	x
Investment Management Mean			16.2	x
Investment Management Median			15.4	x
(1)	Adj. Operating Income used as a proxy for Adj. EBITDA as reported by Invesco.
(2)	Non-controlling interest excluded as it includes non-controlling interest from consolidated funds.

4.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Publicly Traded Company Analysis—Implied Share Price Range” beginning “To determine the implied per share reference range for the Company…” on page 61 is hereby amended as follows:

To determine the implied per share reference range for the Company, Moelis divided the implied equity value range calculated above by the Company’s fully diluted shares outstanding of approximately 142.5 million (consisting of outstanding shares of Company Common Stock, restricted stock units and performance stock units, as set forth in Exhibit (c)(6) of the Schedule 13E-3), in each case as of February 13, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the $10.90 per share Merger Consideration:

Implied Per Share Reference Range	Per Share Merger Consideration
$6.01 – $17.65	$10.90

5.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Precedent Transactions Analysis—Implied Share Price Range” beginning “To determine the implied per share reference range for the Company…” on page 65 is hereby amended as follows:

To determine the implied per share reference range for the Company, Moelis divided the implied equity value range calculated above by the Company’s fully diluted shares outstanding of approximately 142.5 million (consisting of outstanding shares of Company Common Stock, restricted stock units and performance stock units, as set forth in Exhibit (c)(6) of the Schedule 13E-3), in each case as of February 13, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the $10.90 per share Merger Consideration:

Implied Per Share Reference Range	Per Share Merger Consideration
$8.53 – $21.24	$10.90

6.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Asset-Level Precedent Transactions Analysis—Adjustment for G&A (Burdened by G&A)—Implied Share Price Range” beginning “To determine the implied per share reference range for the Company…” on page 68 is hereby amended as follows:

To determine the implied per share reference range for the Company, Moelis then subtracted the Company’s debt (at share) and the Company Preferred Stock and added cash (at share) from the implied total enterprise value above to calculate an implied NAV, or equity value, range for the Company. Moelis divided the implied equity value range by the Company’s fully diluted shares outstanding of approximately 142.5 million (consisting of outstanding shares of Company Common Stock, restricted stock units and performance stock units, as set forth in Exhibit (c)(6) of the Schedule 13E-3), in each case as of February 13, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the $10.90 per share Merger Consideration:

Implied Per Share Reference Range	Per Share Merger Consideration
$2.03 – $6.77	$10.90

7.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Selected Asset-Level Precedent Transactions Analysis—No Adjustment for G&A (Unburdened by G&A)—Implied Share Price Range” beginning “To determine the implied per share reference range for the Company…” on page 68 is hereby amended as follows:

To determine the implied per share reference range for the Company, Moelis then subtracted the Company’s debt (at share) and the Company Preferred Stock and added cash (at share) from the implied total enterprise value above to calculate an implied equity value range for the Company. Moelis divided the implied equity value range by the Company’s fully diluted shares outstanding of approximately 142.5 million (consisting of outstanding shares of Company Common Stock, restricted stock units and performance stock units, as set forth in Exhibit (c)(6) of the Schedule 13E-3), in each case as of February 13, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the $10.90 per share Merger Consideration:

Implied Per Share Reference Range	Per Share Merger Consideration
$10.44 – $17.29	$10.90

8.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Miscellaneous” beginning “Moelis acted as financial advisor to the Special Committee in connection with the Transactions…” on page 69 is hereby amended as follows:

Moelis acted as financial advisor to the Special Committee in connection with the Transactions. Pursuant to the terms of Moelis’ engagement letter with the Company and the Special Committee, the Company has agreed to pay Moelis certain fees for its services in an aggregate amount of up to approximately $33 million, consisting of (i) a report fee of $2.5 million that became payable to Moelis upon the delivery of Moelis’ initial financial analysis to the Special Committee and is creditable, to the extent previously paid, against the transaction fee described in clause (iii), (ii) an opinion fee of $2.5 million that became payable promptly upon the substantial completion by Moelis of the work in connection with delivering its opinion to the Special Committee (regardless of the conclusion reached in the opinion) and is creditable, to the extent previously paid, against the transaction fee described in clause (iii) and (iii) a transaction fee, currently estimated to be $33 million (inclusive of any amounts previously paid in respect of the report fee and opinion fee described in clauses (i) and (ii), which will be fully credited against the transaction fee payable under this clause (iii)), based on the transaction value as determined at the Closing, payable to Moelis upon consummation of the Merger; provided, however, that if a transaction is consummated with a counterparty introduced to the Company by Moelis, the transaction fee payable under this clause (iii) shall be increased from 0.35% to 0.40% of the transaction value as determined at the closing of such transaction. In addition, the Company has agreed to reimburse Moelis for certain of its expenses, including reasonable and documented attorney’s fees and disbursements, and to indemnify Moelis and related persons for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

9.
The paragraph under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Miscellaneous” beginning “Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company…” on page 70 is hereby amended as follows:

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, Fairfax or Eldridge, as the second largest shareholder of the Company after Fairfax (excluding passive asset managers), and/or their respective affiliates. As of February 12, 2026, the Moelis managing directors working on the Transactions did not own any securities of the Company, Fairfax or Eldridge, other than a managing director who owns less than $300,000 of Fairfax’s securities. In the past two years prior to the date of its written opinion, Moelis has not been engaged by (and has not received any fees from) (i) the Company unrelated to the Merger or (ii) Fairfax, Parent, Merger Sub or William J. McMorrow. Moelis is currently engaged as financial advisor to a company in which Eldridge is a 25% shareholder in connection with a liability management transaction. As of May ~~4~~29, 2026, Moelis has received ~~$600,000~~$750,000 in connection with the Eldridge engagement. If such potential transaction is completed, Moelis estimates it will be paid additional fees that are substantially less than those contemplated to be paid to Moelis in connection with the Transactions. Exact fees owed to Moelis upon successful completion of such transaction, if applicable, will depend on a variety of factors, including the length of the engagement, transaction values and other specifics of the transaction structures as agreed by the relevant transaction parties if and when a given transaction is completed. In the future, Moelis and its affiliates may provide investment banking or other services to the Company, Fairfax, Parent, Merger Sub, William J. McMorrow, Eldridge and/or their respective affiliates, and would expect to receive compensation for such services.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Additional Information and Where to Find It

This communication is being made in respect of the Merger involving the Company, Parent and Merger Sub, whereby the Company would become a wholly owned subsidiary of Parent. In connection with the proposed transaction, the Company filed with the SEC a Definitive Proxy Statement on May 5, 2026 and the Company and the Buyer Filing Parties filed the Schedule 13E-3 on May 5, 2026. Since the date of the Definitive Proxy Statement, the Company has also filed additional materials with the SEC, including its Quarterly Report on Form 10‑Q for the quarter ended March 31, 2026, filed on May 6, 2026, and Current Reports on Form 8‑K filed on May 12, 2026, May 14, 2026, May 15, 2026 and May 29, 2026. Promptly after filing its Definitive Proxy Statement with the SEC, the Company mailed the Definitive Proxy Statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the Definitive Proxy Statement or any other document that the Company has filed or may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The materials filed by the Company are available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge by requesting them in writing from the Company at 151 S. El Camino Drive, Beverly Hills, California 90212. In addition, all of those materials are available at no charge on the SEC’s website at www.sec.gov. The Company’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2026 and subsequent Current Reports on Form 8‑K include additional information that may be of importance to stockholders in evaluating the proposed transaction and are available as described above.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Merger is set forth in the Definitive Proxy Statement. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger is set forth in the Definitive Proxy Statement and other relevant documents that are filed or will be filed with the SEC in connection with the Merger. You may obtain free copies of these documents using the sources indicated above.

Forward Looking Statements

This Supplement and the documents that Kennedy Wilson incorporates by reference herein contain “forward-looking statements”. In addition, documents Kennedy Wilson subsequently files with the SEC and incorporates by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the Merger, the expected timing and completion of the Merger and the future business, performance and opportunities of Kennedy Wilson. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and Kennedy Wilson may not be able to realize forward-looking statements. Kennedy Wilson does not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: the success of Kennedy Wilson’s business is significantly related to general economic conditions and the real estate industry, and, accordingly, Kennedy Wilson’s business could be harmed by an economic slowdown, recession and downturn in real estate asset values, property sales and leasing activities; adverse developments in the credit markets and rising or elevated interest rates may harm Kennedy Wilson’s business, financial condition and results of operations; inflation may adversely affect Kennedy Wilson’s financial condition and results of operations; some of Kennedy Wilson’s portfolio investments are recorded at fair value, and, as a result, there will be uncertainty as to the value of these investments and fluctuations (without actual realization events) will be recorded in Kennedy Wilson’s financial statements; Kennedy Wilson’s significant operations in the United Kingdom and Ireland and, to a lesser extent, Spain, Italy and Japan, expose Kennedy Wilson’s business to risks inherent in conducting business in foreign markets; Kennedy Wilson’s revenues and earnings may be materially and adversely affected by fluctuations in foreign currency exchange rates due to Kennedy Wilson’s international operations; Kennedy Wilson’s real estate development and redevelopment strategies may not be successful; Kennedy Wilson has in the past incurred and may continue in the future to incur significant amounts of debt and, to a lesser extent, preferred stock, to finance acquisitions, which could negatively affect Kennedy Wilson’s cash flows and subject Kennedy Wilson’s properties or other assets to the risk of foreclosure; Kennedy Wilson’s debt obligations impose significant operating and financial restrictions, which may prevent Kennedy Wilson from pursuing certain business opportunities and taking certain actions; if Kennedy Wilson is unable to raise additional debt and equity capital, Kennedy Wilson’s growth prospects may suffer; poor performance of Kennedy Wilson’s commingled funds would cause a decline in Kennedy Wilson’s results of operations and could adversely affect Kennedy Wilson’s ability to raise capital for future funds; Kennedy Wilson’s joint venture activities subject Kennedy Wilson to third-party risks, including risks that other participants may become bankrupt or take action contrary to Kennedy Wilson’s best interests; if Kennedy Wilson is unable to identify, acquire and integrate suitable investment opportunities and acquisition targets, Kennedy Wilson’s future growth will be impeded; Kennedy Wilson’s real estate debt investments may not perform as expected at the time of purchase or origination and borrowers may default under the loans and Kennedy Wilson may be forced to pursue certain remedies; Kennedy Wilson’s reliance on third parties to operate certain of Kennedy Wilson’s properties may harm Kennedy Wilson’s business; Kennedy Wilson’s leasing activities depend on various factors, including tenant occupancy and rental rates, which, if adversely affected, could cause its operating results to suffer; increasing scrutiny and changing expectations from stakeholders with respect to Kennedy Wilson’s environmental, social and governance practices may impose additional costs on Kennedy Wilson or expose Kennedy Wilson to new or additional risks; the loss of one or more key personnel, particularly Kennedy Wilson’s CEO, could have a material adverse effect on Kennedy Wilson’s operations; Kennedy Wilson’s results are subject to significant volatility from quarter to quarter due to the varied timing and magnitude of Kennedy Wilson’s strategic acquisitions and dispositions, the incurrence of any impairment losses, fair value gains and losses and other transactions; Kennedy Wilson’s directors and officers and their affiliates are significant stockholders, which makes it possible for them to have significant influence over the outcome of all matters submitted to stockholders for approval and which influence may be in conflict with Kennedy Wilson’s interests and the interests of Kennedy Wilson’s other stockholders; the inability to consummate the Merger as further described in the Definitive Proxy Statement within the anticipated time period, or at all, due to any reason, including the failure to obtain the Company Stockholder Approvals to adopt the Merger Agreement, the failure to obtain any required regulatory approvals for the Merger, including the termination or expiration of any required waiting periods, or the failure to satisfy the other conditions to the consummation of the Merger; the risk that the Merger Agreement may be terminated in circumstances requiring Kennedy Wilson to pay a termination fee; the risk that the Merger disrupts the Kennedy Wilson’s current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Merger on Kennedy Wilson’s ability to retain and hire key personnel and maintain relationships with those with whom it does business; the effect of the announcement or pendency of the Merger on Kennedy Wilson’s operating results and business generally; the significant costs, fees and expenses related to the Merger; the risk that the price of the Company Common Stock may decline significantly if the Merger is not consummated; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Kennedy Wilson and/or Kennedy Wilson’s directors, executive officers or other related persons; other risks that could affect Kennedy Wilson’s business, financial condition or results of operations, including those set forth in Kennedy Wilson’s filings with the SEC; and other risks to the consummation of the Merger.  While forward-looking statements reflect the Kennedy Wilson’s good faith beliefs, they are not guarantees of future performance. Kennedy Wilson disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. These forward‑looking statements should be read together with, and are subject to, the risk factors and other cautionary statements described in the Company’s filings with the SEC, including its Quarterly Report on Form 10‑Q for the quarter ended March 31, 2026 filed on May 6, 2026, and subsequent Current Reports on Form 8‑K. Such forward-looking statements speak only as of the date of this Supplement, and are based on the beliefs and assumptions of Kennedy Wilson’s management based on information currently available to management. For a further discussion of these and other factors that could impact the Kennedy Wilson’s future results, performance or transactions, see the section entitled “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the SEC, including any subsequent reports on Form 10-Q and Current Reports on Form 8-K.